EXHIBIT 99.3

Novus Robotics Inc. Announces Operational Update

MISSISSAUGA, ON--(Marketwire - Feb 5, 2013) - Novus Robotics Inc., formerly known as Ecoland International Inc. (OTCQB:NRBT) (hereinafter referred to as the "Company") is supplying components, integrated systems and robotic modules to the world's top ten automotive suppliers. Through its wholly-owned subsidiary, D&R Technology Inc., the Company currently offers sector and technology specific solutions to enable its customers to dramatically accelerate time-to-market and revenue.

The Company estimates its gross revenue earned in 2012 was $3,600,000 and further believes that its gross revenue may increase to $5,000,000 for fiscal year 2013 based upon current receipt of purchase orders totaling $1,100,000.  The Company anticipates filing its annual report for fiscal year ended December 31, 2012 on Form 10-K by approximately March 31, 2013.

Projected revenues will be derived from one primary source: design and manufacturing of automated assembly line systems; used primarily by the automotive industry. The projections have been published in a revised business plan that includes in-depth background information on the company, its structure and management team, descriptions of its products and services, operational plans for its profit centers, as well as management's certified financial statements.

"I believe our projections to be a robust estimate of where the Company is headed from an earnings perspective," declares the Company's President/Chief Executive Officer, Dino Paolucci. Mr. Paolucci further states that "In the upcoming year, we will continue offering a succession of extraordinary products and services that will undoubtedly trigger a substantial increase in our revenues. I fully expect the Company to achieve profitability in the coming years and will provide shareholders with financial gains over the next three years."

About Novus Robotics Inc. (www.novusroboitcs.com)

To date, the Company's primary activities include design, build and installation of tube related automated systems used by automotive parts and assembly suppliers. The Company is currently offering products such as Seat Frame Systems, IP Tube systems and Integrated Bend - Weld Systems for the automotive industry.

The global automotive manufacturing industry operates in an increasingly aggressive marketplace whose performance is tied directly to the performance of the large and growing retail automobile industry. The top six companies in the global manufacturing industry are General Motors (GM), Toyota, Ford, DaimlerChrysler, Volkswagen and Honda, and of those, the Company has produced machines which supply parts and components for FIVE of the top six manufacturers in world.

Today, the OEM's are globally producing over 54 million new vehicles per year. Management of the Company believes that by achieving a small percentage of the total market share, this could translate into over $5,000,000 in annual sales. In the automotive market, the Company believes it is a major supplier of production lines, which produce integrated seating and interior systems. The Company, through its wholly-owned subsidiary, D&R Technology Inc, delivers systems to Tier I companies, i.e. Johnson Control, which in turn produces parts for several major automotive brands including Ford, General Motors (GM), Toyota, DaimlerChrysler, Nissan and Honda.

An exceptionally high standard of quality, excellent customer relationships and strong mutual trust are the building blocks of our company. This is a philosophy that our customers also appreciate. For over three decades well known automotive parts suppliers worldwide have been investing in the Company's wholly-owned subsidiary, D&R Technology's management team's automation solutions and in doing so have given it a competitive edge.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the Company, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Novus Robotics Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read our Quarterly Reports on Form 10-Q for quarters ended September 30, 2012, June 30, 2012 and March 31, 2012, and our Annual Report on Form 10-K for the year ended December 31, 2012  and other documents subsequently filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about the Company at the SEC's internet site (http://www.sec.gov). The Company assumes no obligation to update any of these forward-looking statements.

Contact Information:

Berardino Paolucci
7669 Kimbal Street
Mississauga, Ontario
Canada
(905) 672-7669